As filed with the Securities and Exchange Commission on October 13, 2009
Registration No. 333-111729

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
WOODBRIDGE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	11-3675068

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2100 West Cypress Creek Road
Fort Lauderdale, Florida	33309

(Address of Principal Executive Offices)	(Zip Code)
Woodbridge Holdings Corporation 2003 Stock Incentive Plan
(f/k/a Levitt Corporation 2003 Stock Incentive Plan)

(Full title of the plan)
Alan B. Levan
Chief Executive Officer
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309

(Name and address of agent for service)
(954) 940-4950

(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☒ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-111729) (the “Registration Statement”) of Woodbridge Holdings Corporation (“Woodbridge”), filed with the Securities and Exchange Commission on January 6, 2004, pertaining to the registration of 1,500,000 shares of Woodbridge’s Class A Common Stock for issuance under the Woodbridge Holdings Corporation 2003 Stock Incentive Plan (f/k/a the Levitt Corporation 2003 Stock Incentive Plan) (the “Plan”). The Registration Statement also registered any additional shares of Woodbridge’s Class A Common Stock that may have been offered or issued in connection with any stock split, stock dividend or similar transaction affecting the shares of Class A Common Stock registered under the Registration Statement (the “Additional Shares”). During September 2008, Woodbridge effected a one-for-five reverse stock split pursuant to which, among other things, each five shares of Woodbridge’s Class A Common Stock automatically converted into one share of Woodbridge’s Class A Common Stock. After giving effect to the reverse stock split, the Registration Statement covered the registration of 300,000 shares of Woodbridge’s Class A Common Stock and the Additional Shares that were issuable under the Plan.
     On September 21, 2009, Woodbridge was merged with and into a wholly-owned subsidiary of BFC Financial Corporation (“BFC”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 2, 2009, by and among Woodbridge, BFC and the wholly-owned subsidiary of BFC. At the effective time of the merger, each issued and outstanding share of Woodbridge’s Class A Common Stock was automatically converted into the right to receive 3.47 shares of BFC’s Class A Common Stock.
     As a result of the merger, Woodbridge’s separate corporate existence ceased, its Class A Common Stock is no longer publicly traded and all offerings of Woodbridge’s Class A Common Stock pursuant to its existing registration statements, including the Registration Statement, have been terminated. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the shares (including the Additional Shares) of Class A Common Stock that remain available for issuance under the Registration Statement as of the date hereof, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares (including the Additional Shares) of Class A Common Stock.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Woodbridge Holdings, LLC (as the successor company to the registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on October 13, 2009.

WOODBRIDGE HOLDINGS, LLC, the successor company to Woodbridge Holdings Corporation
By:	/s/ Alan B. Levan
Alan B. Levan,
Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Alan B. Levan Alan B. Levan	Chief Executive Officer, President and Manager	October 13, 2009
/s/ John K. Grelle John K. Grelle	Chief Financial Officer, Principal Accounting Officer and Manager	October 13, 2009
/s/ John E. Abdo John E. Abdo	Manager	October 8, 2009